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                                                                    Exhibit 99.1

THURSDAY MAY 17, 6:00 PM EASTERN TIME

PRESS RELEASE

REUTERS TO PROVIDE SAVVIS WITH UP TO $45 MILLION IN
FINANCING

HERNDON, Va.--(BUSINESS WIRE)--May 17, 2001--SAVVIS Communications Corp. (NASDAQ:SVVS - news), a global network services provider, announced today that it has entered into an agreement with a subsidiary of Reuters Group PLC for the purchase of up to $45M of SAVVIS 12% Convertible Notes, due 2005. Reuters, a global information, news and technology group, was confirmed as the winning bidder for certain BRIDGE assets on May 3, 2001, and committed to the financing as part of its bid.

Under the agreement, SAVVIS drew down the first $10M installment yesterday. Further draw downs of $10M, $7.5M and $2.5M in June, July and August 2001, respectively, are conditional upon, among other things, SAVVIS obtaining certain lender consents, and Reuters and SAVVIS completing terms to provide networking services to customers of the BRIDGE businesses that are to be acquired by Reuters. In addition, SAVVIS will be able to draw payments of $7.5 million each in September and October, 2001, if Reuters' acquisition of the BRIDGE assets is still pending. Reuters has said it expects to complete the acquisition within four months, subject to regulatory review and other customary closing conditions.

For the initial $10M draw down, which was taken yesterday, the notes are convertible into SAVVIS common stock at $1.35 per share. Further issues of notes will be convertible into SAVVIS common stock at a price to be based on market trading prior to the execution of the binding network services commitment but limited to between $1.35 and $1.92 per share. The notes are callable at any time following the one-year anniversary of the final purchase of notes. Interest on the notes is payable in kind through August 1, 2004 and in cash thereafter. The notes are secured by a lien on the company's St. Louis data center. The notes automatically convert into equity securities of the company upon the raising of an additional $30 million of equity and the conversion of the company's $20 million convertible note due 2005 into such equity securities.

About SAVVIS

SAVVIS Communications (NASDAQ:SVVS - news) is the premier service provider of Intelligent IP solutions, and the first to deliver Internet economics to private IP networks. As a result, the benefits of high-end private networks are now accessible to small and medium-sized businesses, while the Fortune 1000 can be more nimble in the execution of their e-commerce strategies. SAVVIS' state-of-the-art global IP platform provides a full range of customer-specified Internet, intranet and extranet networks, combining the flexibility and fast time-to-market of the Internet, with the QoS, security and reliability of Private IP networks. The company also provides managed hosting and colocation services.

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SAVVIS has a dominant presence in the financial services market, operating
Financial Xchange(TM), which connects to more than 4,700 financial institutions, including 75 of the top 100 worldwide banks and 45 of the top 50 brokerage firms. SAVVIS' Intelligent IP Networking(SM) services have been named Product of the Year for 2001 by the editors of Network Magazine. SAVVIS was rated #1 in network performance by Keynote Systems, Inc., an independent Internet auditor, as reported in Boardwatch Magazine' 2000 Directory of Internet Service Providers. For more information about SAVVIS and its Intelligent IP networking(SM), visit: http://www.savvis.net.